Exhibit 99.1

Rodobo International, Inc. Announces Third Quarter 2010 Results

Revenues surged 86.5% year-over-year to a record $19.1 million

Net income climbed 32.8% year-over-year to $2.7 million

HARBIN, China, August 17, 2010 /PRNewswire-Asia-FirstCall/ -- Rodobo International, Inc. (the "Company" or "Rodobo") (OTC Bulletin Board: RDBO.OB), one of the leading independent dairy companies in China, reported financial results for the third quarter ended June 30, 2010.

Third Quarter 2010 Highlights:
●	Revenue was $19.1 million, up 86.5% from $10.3 million in 3Q09
●	Gross profit was $7.3 million, up 25.6% from $5.8 million in 3Q09
●	Net income was $2.7 million, up 32.8% from $2 million in 3Q09
●	Earnings per diluted share was down to $0.10 from $0.13 in 3Q09
●	Closed with certain accredited institutional investors the private placement for net proceeds totaling approximately $2.64 million

Fourth Quarter 2010 Guidance:

Management feels confident to give its guidance for the fourth quarter of 2010 for revenue to be in the range of $20 - $24 million and net income to be in the range of $3.0 - $3.2 million.

“We are pleased to report very strong financial results, exceptional revenue growth and strong profitability for the third quarter of 2010.  Rodobo has a strong operating history, achieving a very strong and consistent revenue and net income growth over the last four years,” stated Mr. Yanbin Wang, the Chairman and Chief Executive Officer of Rodobo. “In addition to these results, we are very pleased with the acquisition and early results of the Beixue Group. Our formula milk products sales expanded to two new provinces, Jiangsu and Anhui and continue to penetrate into other seven provinces.”

Third Quarter 2010 Financial Results

Net sales for the third quarter of 2010 were $19.1 million, an increase of approximately $8.8 million or 86.5%, compared to net sales for the third quarter of 2009. This increase was primarily driven by volume growth, with the average selling price remaining relatively flat over both periods. We continued our efforts to develop distribution networks and expand the geographic market areas in the 9 provinces in which we were selling products in 7 of them. The increase was also attributed to the launch of a new product series called “Peer”, under our baby/infant formula product line, in July 2009. Sales generated from our “Peer” product series were approximately $6.1 million or 31.9% of total sales revenue for the third quarter of 2010. Hulunbeier Hailaer Beixue, one of our new subsidiaries acquired on February 5, 2010, contributed $6.6 million in sales, or 34.5% of total sales revenue for the third quarter of 2010.

Gross profit increased approximately $1.5 million for the third quarter of 2010, an increase of 25.6% compared to the gross profit for the same period of 2009. The overall gross profit margin had declined from 56.8% in the third quarter of 2009 to 38.3% in the third quarter of 2010.

Overall gross profit margin was diluted due to the recent acquisition of the lower-margin business of Hulunbeier Hailaer Beixue. Hulunbeier Hailaer Beixue has a gross margin of 4.2% for the third quarter of 2010. Excluding the margin dilution impact of this acquisition, gross profit margin actually remained flat at 56.2% for the third quarter of 2010 compared to 56.8% for the third quarter of 2009.

Operating expenses for the third quarter ended June 30, 2010 were $4.6 million, an increase of $0.8 million or 21.9% compared to the third quarter of 2009. Operating expenses as a percentage of net sales decreased from 36.9% for the third quarter of 2009 to 24.1% for the third quarter. The decline in operating expenses as a percentage of net sales was primarily due to Hulunbeier Hailaer Beixue, which has lower operating expenses as a percentage of its net sales. Distribution expenses for the third quarter decreased by 2.2% to $3.4 million, or 18.0% of net sales, compared to $3.5 million, or 34.2% of net sales for the third quarter of 2009. General and administrative (“G&A”) expenses increased by 328.3% to $1.2 million, or 6.2% of net sales for the third quarter of 2010, compared to $0.3 million, or 2.7% of net sales for the third quarter of 2009. The increase was primarily due to $0.3 million of stock-based compensation expenses in the third quarter of 2010, which was not incurred in the same period of 2009. The increase is also attributed to an additional $0.2 million of depreciation and amortization expenses related to the newly acquired subsidiaries.

Net income for the third quarter of 2010 was $2.7 million, an increase of $0.7 million (approximately 32.8%) compared with $2.0 million for the third quarter of 2009. This increase in net income was mainly attributable to the increase in net sales, partially offset by an increase in cost of goods sold and operating expenses.

Nine Month Results

For the nine months ended June 30, 2010, net sales increased to $44.5 million, up 75.2% from $25.4 million in the nine months ended June 30, 2009. Gross profit increased 47.7% in the nine months ended June 30, 2010 to $18.6 million from $12.6 million in the comparable period in 2009. Gross margin was 41.5% in the nine months ended June 30, 2010 compared to 49.6% in the comparable period in 2009. Net income for the nine months ended June 30, 2010 was $8.8 million or $0.39 per fully diluted share, up 72.6% from $5.1 million, or $0.34 per fully diluted share, in the comparable period in 2009.

Financial Condition

As of June 30, 2010, Rodobo had $12.8 million in cash and cash equivalents, $6.2 million in current liability and no long-term debt. Shareholders’ equity was $56.2 million as of June 30, 2010, up from $21.3 million as of September 30, 2009. Net cash from operating activities during the nine months ended June 30, 2010 was $8.6 million.

Business Outlook

Over the next twelve months, Rodobo intends to pursue its primary objective of increasing its market share in China’s diary industry. The Company is also evaluating acquisition and consolidation opportunities in China’s fragmented dairy industry.  Rodobo’s management believes it has sufficient working capital to operate its existing business for the next twelve months by using its cash generated from its operating activities as well as part of the net proceeds from the private placement which closed on June 23, 2010.

“Our markets remain robust as the Chinese government continues to support the modernization of the dairy industry as well as support improved hygiene and food safety standards. We have established a successful vertically integrated business model and remain dedicated to continue building a nationally-recognized leading brand for our premium dairy products and create value for our shareholders,” concluded Mr. Wang.

Conference Call Information

Management will conduct a conference call at 9:00 A.M. Eastern Time, on Tuesday, August 17, 2010. Yanbin Wang, Chairman and CEO of Rodobo, will present opening remarks and Stephen Tong, VP of Finance, will conduct the call and answer questions from participants. Domestic participants may dial (888) 567-1602 and international participants may dial (201) 604-5049 or toll free (800) 4747-4646 to listen to the live broadcast. Additionally, a live webcast will be available at http://www.visualwebcaster.com/event.asp?id=71688.  Persons unable to participate in the live session may listen to a recording of the conference call, which will be available approximately two hours after the live session ends, by dialing (888) 632-8973 domestically and (201) 499-0429 internationally, and entering (88201729) followed by the # sign. The conference call in its entirety will also be available via recorded webcast on the Company’s website at www.Rodobo.com.

About Rodobo International, Inc.

Rodobo International, Inc. is one of the leading non-state-owned dairy companies in China. Through its wholly-owned operating subsidiaries and variable interest entity, Rodobo International, Inc. is a producer and distributor of high-quality formula milk powder products for infants, children, the middle-aged and the elderly in China. The Company's products are sold under the brand names "Rodobo", "Healif" and "Peer" and are produced in cutting edge facilities under best quality control systems and in compliance with high industry standards.

Safe Harbor Statement

This press release and the statements of representatives of Rodobo International, Inc., and its consolidated subsidiaries (collectively, the "Company") related thereto contain, or may contain, among other things, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements," including statements regarding: the impact of the recent acquisitions on the business and operations of the Company; the ability of the Company to achieve its commercial objectives including increased growth, revenues, earnings, and production capacity; the business strategy, plans and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are subject to significant known and unknown risks and uncertainties and are often identified by the use of forward-looking terminology such as "projects," "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. The Company undertakes no duty to update these forward-looking statements except as required by law.

For additional information, please contact:

      Xiuzhen Qiao

              Rodobo International Inc

              Tel:    +86-10-6216-6032

              Email: qiaozhen1973@163.com

              Stephen Tong
              Rodobo International, Inc.
              Tel:   +86-10-6216-6396
              Email: tongzijian@gmail.com

              Investor Relations:

              Stan Wunderlich
              Consulting for Strategic Growth 1, Ltd.
              Tel:   +1-800-625-2236 ext. 7770
              Email: swunderlich@cfsg1.com
              Web:   http://www.cfsg1.com

RODOBO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2010	September 30,
	(Unaudited)	2009

ASSETS

Current assets:
Cash and cash equivalents	$12,771,163	$1,640,259
Accounts receivable, net	8,167,082	2,015,044
Other receivable	245,754	5,602
Inventories	1,232,600	1,576,723
Prepaid expenses	42,805	19,040
Advances to suppliers	1,465,441	-

Total current assets	23,924,845	5,256,668

Property, plant and equipment, net	19,763,229	738,537

Biological assets, net	3,297,472	2,499,625

Other assets:
Restricted cash	39,815	-
Deposits on biological assets	-	988,818
Deposits on land and equipment	11,369,266	9,961,429
Intangible assets, net	9,918,451	4,526,117

Total other assets	21,327,532	15,476,364

Total Assets	$68,313,078	$23,971,194

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term loans	$1,555,717	$-
Accounts payable	2,451,318	1,246,818
Other payable	502,036	50,293
Accrued expenses	275,936	175,456
Advance from customers	205,857	-
Due to related parties	1,185,062	1,185,062

Total current liabilities	6,175,926	2,657,629

Warrant liability	1,817,352	-

Temporary equity - series A preferred stock, $0.0001 par value, 30,000,000
shares authorized, 2,000,000 shares issued and outstanding as of June 30, 2010	4,100,000	-

Stockholders' equity
Common stock, $0.0001 par value, 200,000,000 shares authorized,
28,003,726 and 16,216,717 shares issued and outstanding
as of June 30, 2010 and September 30, 2009, respectively	2,800	1,622
Additional paid in capital	30,058,002	4,355,085
Additional paid in capital - warrants	971,788	971,788
Subscription receivable	(50,000)	(50,000)
Retained earnings	24,019,379	15,189,860
Accumulated other comprehensive income	1,217,831	845,210

Total stockholders' equity	56,219,800	21,313,565

Total Liabilities and Stockholders' Equity	$68,313,078	$23,971,194

RODOBO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	For The Three Months Ended June 30,		For The Nine Months Ended June 30,
	2010	2009	2010	2009

Net sales	$19,135,845	$10,261,572	$44,541,870	$25,425,414
Cost of goods sold	11,808,989	4,428,925	25,913,565	12,812,311

Gross profit	7,326,856	5,832,647	18,628,306	12,613,103

Operating expenses:
Distribution expenses	3,435,678	3,511,614	8,868,794	6,736,617
General and administrative expenses	1,180,040	275,549	2,883,025	1,134,159

Total operating expenses	4,615,717	3,787,163	11,751,819	7,870,775

Operating income	2,711,139	2,045,484	6,876,487	4,742,328

Subsidy income	-	-	273,897	438,730
Gain on bargain purchase	-	-	1,677,020	-
Interest expenses	(45,876)	-	(71,439)	-
Change in fair value of warrants	24,759	-	24,759	-
Other income (expenses)	25,906	(237)	48,796	(66,256)

Income before income taxes	2,715,928	2,045,247	8,829,519	5,114,801

Provision for income taxes	-	-	-	-

Net income	$2,715,928	$2,045,247	$8,829,519	$5,114,801

Other comprehensive income:
Foreign currency translation adjustment	365,575	8,310	372,621	(57,243)

Comprehensive income	$3,081,503	$2,053,557	$9,202,140	$5,057,558

Earnings per share
Basic	$0.10	$1.42	$0.43	$3.56
Diluted	$0.10	$0.13	$0.39	$0.34

Weighted average shares outstanding
Basic	26,031,344	1,435,568	20,741,227	1,435,568
Diluted	27,758,307	15,196,717	22,468,190	15,196,717